UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 12, 2004
Date of Report
(Date of earliest event reported)

CORIXA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22891	91-1654387
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1900 9th Avenue, Suite 1100, Seattle, WA 98101
(Address of principal executive offices, including Zip Code)

(206) 366-3700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

     On December 12, 2004, Corixa Corporation, or Corixa, and its wholly-owned subsidiary, Coulter Pharmaceutical, Inc., or Coulter, entered into an asset purchase agreement with SmithKline Beecham Corporation, or GSK, whereby Corixa and Coulter agreed to sell and GSK agreed to purchase all of Corixa and Coulter’s right, title and interest in and to the Bexxar® therapeutic regimen, together with various assets related thereto in exchange for an agreement by GSK to assume Corixa’s contractual and regulatory obligations with respect to the Bexxar® therapeutic regimen and to make contingent royalty, milestone and other payments to Corixa based on future sales and regulatory developments with respect to the product. Subject to limited, customary closing conditions, the agreement is expected to close effective December 31, 2004. Until that time, Corixa, Coulter and GSK will continue to operate under their existing agreements. A copy of the press release related to Corixa’s announcement of the transaction is attached to this current report as Exhibit 99.1.

     The royalty payments are based on GSK, its affiliates and its partners’ net sales of the Bexxar® therapeutic regimen in the United States, Canada and Australasia and the milestone payments are based on the occurrence of various net sales and regulatory approval thresholds in those territories. Corixa will not receive any royalties or milestones for sales in the European Union. The agreement also would require GSK to pay Corixa a portion of any consideration that it receives in exchange for a sale of all or substantially all of the Bexxar® related assets within two years from the closing of the transaction.

     Under the terms of the agreement, GSK will assume all of the liabilities arising after the closing that are associated with the Bexxar® therapeutic regimen and the contracts assigned to GSK in connection with the transaction. In addition, Corixa and Coulter agreed to terminate GSK’s obligation to pay its portion of certain manufacturing development costs of the Bexxar® therapeutic regimen, which would otherwise have been due in the event Bexxar® became profitable under the terms of the collaboration agreement among Corixa, Coulter and GSK.

     The agreement also requires Corixa and Coulter to provide GSK with transition services for up to six months following the date of the agreement. Approximately 160 employees of Corixa and Coulter will be terminated in December in connection with the sale of the assets. An additional approximately 35 employees will be retained to provide transition services until up to June 30, 2005, some of which may receive offers of employment by GSK.

     Subject to the satisfaction of limited, customary closing conditions, the transaction is expected to close on or about December 31, 2004. The only conditions to closing include the delivery of the related asset transfer documents, the delivery of secretary’s certificates with respect to board approval for the agreement and transaction by all of the parties’ boards of directors, and delivery of an executed termination agreement with respect to the termination of the license and supply agreement, dated, as of May 27, 2003, as amended or supplemented on August 8, 2003 and July 19, 2004, between Corixa, Coulter and GSK’s wholly-owned subsidiary, GlaxoSmithKline Inc.

     Corixa, Coulter and GSK are parties to a collaboration agreement, dated as of October 23, 1998, as amended on October 23, 1998, November 30, 1998, December 3, 1998, April 20, 2000, February 12, 2001, October 18, 2001 and May 22, 2003, and Coulter and GSK are parties to a loan agreement, dated as of October 23, 1998, as amended on June 28, 2002 and August 26, 2003, a stock purchase agreement, dated as of October 23, 1998, and a stock purchase agreement, dated as of April 20, 2000, all of which will remain in effect until the closing of the transaction contemplated by the asset purchase agreement, at which time they will be terminated.

Item 1.02. Termination of a Material Definitive Agreement.

Development, Commercialization and License Agreement

     On December 10, 2004, Corixa and Amersham plc, or Amersham, terminated their development, commercialization and license agreement, dated October 26, 2001. In connection with the termination, Amersham paid Corixa a termination fee in accordance with the terms of the agreement. Under the terms of the agreement, Amersham had agreed to market the Bexxar® therapeutic regimen in Europe after the parties had registered the product in Europe. Assuming that the product had been registered, Corixa would have been the initial holder of the Marketing Authorization Application, or MAA (the European equivalent of a Biologics License Application, or BLA), for the Bexxar® therapeutic regimen in Europe, and after certain conditions had been met, including approval for commercial sale in Europe, Corixa would have transferred the MAA to Amersham. Corixa agreed to be responsible for generating clinical trial data to support the registration of the Bexxar® therapeutic regimen in Europe and Amersham had agreed to be responsible for manufacture and sale of the Bexxar® therapeutic regimen in Europe. Also under the terms of the Agreement, Amersham had agreed to pay Corixa royalties on sales in Europe and milestone payments upon regulatory approval in Europe and the achievement of various sales volume targets. As of December 13, 2004, Amersham and its affiliates held 1,629,330 shares of Corixa’s common stock.

Manufacturing and Supply Agreement

     On December 10, 2004, Corixa and Amersham also terminated their manufacturing and supply agreement, dated October 26, 2001. The manufacturing agreement set forth the terms and conditions under which Corixa would have supplied Amersham with the bulk and finished antibody for the Bexxar® therapeutic regimen in Europe.

Item 2.05 Costs Associated with Exit or Disposal Activities.

     Assuming the completion of the transaction contemplated by the asset purchase agreement dated December 12, 2004 as described in Item 1.01 above, which disclosure is incorporated into this Item 2.05 by reference, on December 31, 2004, Corixa and Coulter will transfer to GSK all of their right, title and interest in and to the Bexxar® therapeutic regimen, together with various assets related thereto on a worldwide basis. As a result, Corixa has implemented immediate restructuring of its operations in South San Francisco and Seattle as a result of the transaction in order to focus its future operations on its adjuvant business and the further development of its proprietary TLR4-based compounds. The restructuring will result in an approximate 43% reduction in Corixa and Coulter’s total workforce, or the elimination of approximately 160 positions.

     Following the termination of these employees, Corixa will have approximately 220 employees at facilities in Seattle, Washington and Hamilton, Montana. Corixa expects to incur non-cash charges of up to $4.5 million and cash charges of up to $5.5 million associated with the transfer of Bexxar® to GSK and its workforce reductions beginning in the fourth quarter of 2004 and continuing through mid-2005. In addition, Corixa expects to incur additional non-cash charges as it enters into potential sublease arrangements in the future.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1 Press Release dated December 13, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIXA CORPORATION
Date: December 14, 2004	By:	/s/ Michelle Burris
		Name:	Michelle Burris
Its: Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated December 13, 2004